Exhibit 3.4

PMC COMMERCIAL MERGER SUB, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:  The charter of PMC Commercial Merger Sub, Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting existing Article II in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE II

NAME

The name of the corporation (hereinafter, the “Corporation”) is CIM Commercial Trust Corporation.

SECOND:  The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law.  The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested to by its Chief Financial Officer on this 28th day of April, 2014.

ATTEST:		PMC COMMERCIAL MERGER SUB, INC.

/s/ David Thompson		By:	/s/ Eric Rubenfeld
Name:	David Thompson		Name:	Eric Rubenfeld
Title:	Chief Financial Officer		Title:	Vice President